Exhibit 10.3

FINAL FORM

TAX MATTERS AGREEMENT

between

VORNADO REALTY TRUST

and

JBG SMITH PROPERTIES

dated as of

[               ], 2017

i

7.3	Covenants of Vornado	21
7.4	Newco Further Assurances	22
7.5	Vornado Further Assurances	22
7.6	Notices and Exceptions	22
7.7	Relief	23
7.8	Operating Rules	23
7.9	REIT Certificates	24

SECTION 8. General Provisions		24

8.1	Predecessors or Successors	24
8.2	Construction	25
8.3	Counterparts	25
8.4	Notices	25
8.5	Amendments	26
8.6	Assignment	26
8.7	Successors and Assigns	26
8.8	Change in Law	26
8.9	Authorization, Etc.	26
8.10	Termination	26
8.11	Subsidiaries	26
8.12	Third-Party Beneficiaries	27
8.13	Governing Law	27
8.14	Waiver of Jury Trial	27
8.15	Severability	27
8.16	Waiver	27
8.17	No Double Recovery	27
8.18	No Strict Construction; Interpretation	27

ii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (the “Agreement”) is dated as of [          ], 2017 by and between Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”) and JBG Smith Properties, a Maryland real estate investment trust and a Subsidiary of Vornado immediately prior to the Vornado Distribution (as defined below) (“Newco” and, together with Vornado, the “Parties,” and each, a “Party”).  Unless otherwise indicated, all “Section” references in this Agreement are to Sections of the Agreement.

RECITALS

WHEREAS, the board of directors of Vornado determined that it is in the best interest of Vornado and its stockholders to separate the businesses of Newco from Vornado’s other businesses on the terms and conditions set forth in the Separation and Distribution Agreement by and among Vornado, Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), Newco, and JBG Smith Properties LP, a Delaware limited partnership (“Newco OP”), dated on or about the date hereof (the “Separation and Distribution Agreement”);

WHEREAS, the board of directors of Vornado has authorized the distribution of all of the issued and outstanding common shares, par value $0.01 per share, of Newco (the “Newco Shares”) to the holders of record, as of the record date, of common shares of Vornado, par value $0.04 per share (the “Vornado Shares”), entitled to participate in such distributions, with such distribution to be made on a pro rata basis (such distribution, the “Vornado Distribution”);

WHEREAS, Vornado and Newco intend for the Transactions (as defined below) to be treated in accordance with the Agreed Treatment (as defined below), including for the Vornado Contribution of OP Units (as defined below) and the Vornado Distribution together to qualify for the Tax-Free Status (as defined below);

WHEREAS, the boards of directors of Vornado and Newco have each determined that the Vornado Distribution and the other transactions contemplated by the Separation and Distribution Agreement are in the best interests of their respective companies and stockholders and have approved the Separation and Distribution Agreement;

WHEREAS, the Parties contemplate that, pursuant to the Master Transaction Agreement (as defined below), immediately after the Vornado Distribution and the Effective Time (as defined below), the transactions described in such agreement will occur (pursuant to which, inter alia, Newco and Newco OP will issue Equity Interests (as defined below) to certain Persons);

WHEREAS, the Parties set forth in the Separation and Distribution Agreement and the Master Transaction Agreement (as defined below) the principal arrangements between them regarding the separation of the Newco Group (as defined below) from the Vornado Group (as defined below); and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the Vornado Distribution, and to provide for and agree upon other matters relating to Taxes (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1.  Definition of Terms.  For purposes of this Agreement, the following terms have the following meanings:

“Acquisition Transaction Requiring Notice” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported, permitted or solicited by management or shareholders of Newco or any of its Subsidiaries, is a hostile acquisition, or otherwise, as a result of which Newco or such Subsidiary would merge or consolidate with or enter into any other reorganization transaction with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Newco or such Subsidiary and/or one or more holders of outstanding shares of Equity Interests of Newco or such Subsidiary, as the case may be, a number of shares of Equity Interests of Newco or such Subsidiary that would, when combined with any other changes in ownership of the Equity Interests of Newco or such Subsidiary pertinent for purposes of Section 355(e) of the Code (but not taking into account Excepted Transactions), comprise an Applicable Percentage Interest in Newco or such Subsidiary (A) by value, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) by vote, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Acquisition Transaction Requiring Notice shall not include (A) the adoption by Newco of, or issuance of stock pursuant to, a shareholder rights plan or (B) issuances of Equity Interests by Newco or any of its Subsidiaries that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power shall be treated as an indirect acquisition of Equity Interests by the shareholders whose voting power is increased thereby and any redemption of shares of Equity Interests shall be treated as an indirect acquisition of Equity Interests by the non-exchanging shareholders.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code or published IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Agreed Treatment” means the treatment of:

(i)                                     the Vornado OP Contribution to Newco OP and the Vornado OP Distribution of OP Units together as a partnership division taking the “assets-over form” (as described in Treasury Regulations Section 1.708-1(d)) in which no gain or loss is recognized by Vornado OP, Newco OP, and Vornado pursuant to Sections 721(a), 731(a), and 731(b) of the Code and

(ii)                                  the Vornado Contribution of OP Units and the Vornado Distribution in accordance with the Tax-Free Status.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Percentage Interest” means a five percent (5%) or greater interest, except that (i) if ten percent (10%) or more of the Vornado Included Interests are Kickout Interests, “Applicable Percentage Interest” means a two percent (2%) or greater interest and (ii) if twenty percent (20%) or more of the Vornado Included Interests are Kickout Interests, “Applicable Percentage Interest” means a one percent (1%) or greater interest.

“Applicable Year” has the meaning assigned to such term in the Partnership Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of New York are closed.

“Closing” has the meaning assigned to such term in the Master Transaction Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” means Vornado and Newco.

“Company” means Vornado or Newco, as the context requires.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise.

“Controlling Party” means, with respect to a Tax Contest, the Person that has responsibility, control and discretion in handling, defending, settling or contesting such Tax Contest.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution Comparison Analysis” means, for a Party whose required amount of distributions under Section 857(a) of the Code is reduced, the actual reduction in distributions undertaken by such Party, as determined by a Tax Arbitrator, taking into account the distribution history (or where such history is not available, the projected distributions) of such Party, in each case as appropriate in the discretion of such Tax Arbitrator.

“Distribution Date” means the Date on which Vornado distributes the Newco Shares to the holders of the Vornado Shares.

“Distribution Tax Counsel” means Sullivan & Cromwell LLP.

“Distribution Taxes” means (x) any Taxes arising from a Relevant Final Determination (including, for the avoidance of doubt, (i) Taxes imposed because “Section 1374 treatment” (as that phrase is defined in Treasury Regulations Section 1.337(d)-7(b)) applies or Taxes imposed because of the application of Temporary Treasury Regulations Section 1.337(d)-7T(b)(4) to Vornado, Newco, or any of their respective Subsidiaries and (ii) Spin-Failure Related REIT

Compliance Taxes) and all reasonable costs and expenses associated with such Taxes and (y) all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by a Party in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, resulting from the failure or alleged failure of the Vornado Contribution of OP Units and the Vornado Distribution together to qualify for the Tax-Free Status and all reasonable costs and expenses associated with such payments.

“Effective Time” has the meaning assigned to such term in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning assigned to such term in the Master Transaction Agreement.

“Equity Incentive Plan” has the meaning assigned to such term in the Master Transaction Agreement.

“Equity Interest” means any instrument treated as equity for United States federal income tax purposes.

“Excepted Disposals” means (i) expenditure of cash paid to acquire assets in an arm’s length transaction, (ii) transfers of property to a disregarded entity of the transferor, (iii) payment of indebtedness, (iv) any disposal of any property whose proceeds are reinvested in the business of the Company within six month of such disposal (it being understood that reinvestment in the business does not include increases in working capital, cash or marketable securities or similar assets).

“Excepted Transactions” means (i) the transactions described in the Master Transaction Agreement or any conversion of OP Units issued pursuant to the Master Transaction Agreement into Newco Shares, (ii) the issuance of Newco Shares and OP Units pursuant to the Employee Matters Agreement or the Equity Incentive Plan or any conversion of OP Units issued pursuant to the Employee Matters Agreement or the Equity Incentive Plan into Newco Shares, (iii) any sale or other disposition of Newco Shares by the persons receiving such Newco Shares pursuant to the previous clauses of this definition, if such sales or other dispositions satisfy the requirements of Treasury Regulations Section 1.355-7(d)(7), and (iv) any prior Acquisition Transaction Requiring Notice with respect to which Newco has notified Vornado pursuant to Section 7.6(e).

“Expert Law Firm” means a law firm nationally recognized for its expertise in the matter for which its opinion is sought that is reasonably satisfactory to the Party seeking such opinion.

“Fifty-Percent Equity Interest” means, in respect of any corporation (within the meaning of the Code), stock or other equity interests of such corporation possessing (i) at least fifty percent (50%) of the total combined voting power of all classes of stock or equity interests entitled to vote or (ii) at least fifty percent (50%) of the total value of shares of all classes of stock or of the total value of all equity interests.

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of Local Tax Law.

“Group” means the Vornado Group or the Newco Group, as the context requires.

“Indemnification-Receipt Related Corporate Taxes” means Taxes imposed on a Vornado Indemnified Party at the entity level if, as the result of a accruing or receiving an amount required to be paid pursuant to Sections 2.2(a)(i) or 2.2(a)(ii), such party is unable to comply with the requirements of operating as a REIT (including as a result of Newco failing to qualify as a REIT for any period).

“Indemnified Party” means each Newco Indemnified Party and each Vornado Indemnified Party, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 4.4.

“IRS” means the Internal Revenue Service.

“JBG Tax Group” has the meaning assigned to such term in the Master Transaction Agreement.

“Kickout Interests” has the meaning assigned to such term in the Master Transaction Agreement.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any federal, state, local or foreign court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Local” means pertaining to a jurisdiction (whether within or outside the United States of America), other than the Federal Government of the United States of America.

“Master Transaction Agreement” means the Master Transaction Agreement by and among Vornado, Vornado OP, JBG Properties Inc., JBG/Operating Partners, L.P., the JBG Parties Set Forth on Schedule A, Newco and Newco OP, dated as of October 31, 2016.

“Newco” has the meaning set forth in the preamble hereof.

“Newco Business” means the “Washington, D.C. Segment Active Business,” as set forth and to the extent described in the Tax Opinion Representation Letter, that constitutes an active trade or business, within the meaning of Section 355(b) of the Code, of the separate affiliated group of Newco, as represented in the Tax Opinion Representation Letter.

“Newco Group” means (i) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, Newco and each of its Subsidiaries at the Effective Time and (ii) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, Newco and each Subsidiary of Newco (but only while such Subsidiary is a Subsidiary of Newco).

“Newco Indemnified Party” includes each member of the Newco Group, each of their Representatives, each of their respective heirs, executors, trustees, administrators, successors, and assigns.

“Newco OP” has the meaning set forth in the recitals to this Agreement.

“Newco Shares” has the meaning set forth in the recitals to this Agreement.

“Newco Taint” means any violation of a covenant or any inaccuracy or falsity of a representation made by Newco in Section 7.1, 7.2, or 7.4 of this Agreement, the taking of a Restricted Action by Newco, any inaccuracy or falsity of the representation made in Section 4.13(p) of the Master Transaction Agreement, any violation of the covenant in Section 6.3(f) of the Master Transaction Agreement, or any acquisition of stock of Newco (after applying Section 7.8 hereof and other than pursuant to the Master Transaction Agreement) by any member of the JBG Tax Group.

“Non-Controlling Party” has the meaning set forth in Section 5.3(a).

“Non-Preparer” means any Company that is not responsible for the preparation and filing of the applicable Tax Return pursuant to Section 3.1.

“Parties” has the meaning set forth in the preamble hereof.

“Partnership Agreement” has the meaning assigned to such term in the Master Transaction Agreement.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the date on which any required installment of estimated taxes determined under Section 6655 of the Code is due, the date on which (determined without regard to extensions) filing the return determined under Section 6072 of the Code is required, and the date the return is filed and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Permitted Acquisition” means any acquisition (as a result of the Vornado Distribution) of Newco Shares solely by reason of holding Vornado Shares, but does not include such an acquisition if such Vornado Shares, before such acquisition, were itself acquired in a manner to which the flush language of Section 355(e)(3)(A) of the Code applies (thus causing, for the avoidance of doubt, Section 355(e)(3)(A)(i), (ii), (iii) or (iv) of the Code not to apply).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, or other entity of any kind.

“Post-Distribution Period” means any Tax Year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Section 3.1.

“Protective Section 336(e) Election” has the meaning set forth in Section 4.5.

“Real Estate Taxes” means ad valorem and other property Taxes measured by reference to the value of realty and not measured by reference to income or gross receipts.

“Reasonable Cause Exceptions” has the meaning assigned to such term in the Master Transaction Agreement.

“Receiving Party” has the meaning set forth in Section 6.3.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Relevant Final Determination” means a Final Determination that the Vornado Contribution of OP Units and the Vornado Distribution failed to qualify for the Tax-Free Status (including, for the avoidance of doubt, as a result of the application of Section 355(d) or Section 355(e) of the Code) or that amounts are required to be taken into account under Treasury Regulations Section 1.337(d)-7(b) or Temporary Treasury Regulations Section 1.337(d)-7T(b).

“Relevant Gain” means, in respect of a Party to be indemnified, gain or income that arises to such Party as a result of a Relevant Final Determination.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Restricted Action” means any action by Newco or any of its Subsidiaries inconsistent with the covenants set forth in Section 7.2; and, for the avoidance of doubt, an action shall be and remain a Restricted Action even if Newco or any of its Subsidiaries is permitted to take such an action pursuant to Section 7.8.

“Restriction Period” means the period beginning on the Distribution Date and ending twenty-four (24) months after the Distribution Date.

“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Opinion, in either case reasonably satisfactory to Vornado in both form and substance.

“Separation and Distribution Agreement” has the meaning set forth in the recitals hereof.

“Spin-Failure Related REIT Compliance Taxes” means, in case of a Relevant Final Determination, and in respect of a Party that otherwise qualifies as a REIT (or would have so qualified in the absence of such Relevant Final Determination), Taxes imposed on such Party as a result of (i) such Party’s being treated as having failed to distribute, in the taxable year that includes the Distribution Date, any amount of Relevant Gain, (ii) the application of any of the provisions of Subchapter M of Chapter 1 of Subtitle A of the Code and any related provisions (including, for the avoidance of doubt, Section 856(c)(7), 856(g)(5), 857(b)(3), 857(b)(5) or 4981 of the Code) to such Party as a result of such Party’s having Relevant Gain, (iii) such Party being unable to comply with the requirements of operating as a REIT as a result of recognizing any amount of Relevant Gain or as a result of the application of Section 856(c)(8) of the Code to such Party due to the failure of the Vornado Distribution to satisfy the exception to Section 355(h) of the Code described in Section 355(h)(2)(A) of the Code, and (iv) all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by a Party in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with clauses (i), (ii), (iii) hereof, and all reasonable costs and expenses associated with such payments.

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i) (A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, together with any reasonable expenses, including attorneys’ fees, incurred in defending against any such Tax.

“Tax Arbitrator” means an arbitrator selected pursuant to the Tax Arbitrator Designation Process.

“Tax Arbitrator Designation Process” means (i) the good faith attempt of the Parties to agree upon an arbitrator who is expert as to the relevant matter to resolve it and (ii) if such attempt fails within three (3) days, the determination, on the next day, by lot from a pool of arbitrators whose names have been put forth by the Parties in confidence in equal numbers and who are experts to resolve the matters put before them.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof (including, for the avoidance of doubt, any Local governmental authority) that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of the Vornado Contribution of OP Units and the Vornado Distribution together (a) as a transaction described in Section 368(a)(1)(D) and Section 355 of the Code, (b) as a transaction in which the stock distributed by Vornado is “qualified property” for purposes of Section 355(d) and Section 355(e) of the Code, and (c) as a transaction in which shareholders of Vornado will not recognize gain or loss upon the Vornado Distribution under Section 355(a) of the Code.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Opinion” means the opinion to be delivered by Distribution Tax Counsel to Vornado in connection with the Transactions.

“Tax Opinion Representation Letter” means the Officer’s Certificate of Vornado, dated [              ], 2017, as amended or supplemented, including any appendices and exhibits attached thereto or included therewith, submitted to Distribution Tax Counsel.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transactions” means the Pre-Combination Transactions as that term is defined in the Master Transaction Agreement.

“Transfer Taxes” has the meaning assigned to such term in the Master Transaction Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Unqualified Opinion” means an unqualified “will” opinion of an Expert Law Firm that permits reliance by Vornado.  For the avoidance of doubt, an Unqualified Opinion may be based on factual representations and assumptions that are reasonably satisfactory to Vornado.  Vornado and its affiliates shall use commercially reasonable efforts to provide to the Expert Law Firm any representations reasonably requested by Expert Law Firm in order to issue its Unqualified Opinion.

“Vornado” has the meaning set forth in the preamble hereof.

“Vornado Business” means the “New York Segment Active Business,” as set forth in the Tax Opinion Representation Letter that constitutes an active trade or business, within the meaning of Section 355(b) of the Code, of the separate affiliated group of Vornado, as represented in the Tax Opinion Representation Letter.

“Vornado Contribution of OP Units” has the meaning assigned to such term in Section 1.1 of the Vornado Disclosure Letter.

“Vornado Disclosure Letter” has the meaning assigned to such term in the Master Transaction Agreement.

“Vornado Distribution” has the meaning set forth in the recitals hereof.

“Vornado Group” means Vornado and each Subsidiary of Vornado (but only while such Subsidiary is a Subsidiary of Vornado) other than any Person that is a member of the Newco Group (but only during the period such Person is treated as a member of the Newco Group).

“Vornado Included Interests” has the meaning assigned to such term in the Master Transaction Agreement.

“Vornado Indemnified Party” includes each member of the Vornado Group, each of their Representatives, each of their respective heirs, executors, trustees, administrators, successors and assigns.

“Vornado Newco REIT Taxes” means:

(i)                                     Taxes in respect of a Pre-Distribution Period that are imposed on Newco or a Vornado REIT that, in each case:

(x)                                 are not Distribution Taxes and

(y)                                 would not be imposed but for an action taken by Vornado after the Vornado Distribution (such as the filing of an amended Tax Return), and

(ii)                                  Taxes in respect of any period that are imposed on Newco or a Vornado REIT that, in each case:

(x)                                 are not Distribution Taxes and

(y)                                 would not be imposed but for the failure of Vornado to qualify as a REIT for the taxable year of Vornado that includes the Vornado Distribution.

“Vornado OP” has the meaning set forth in the recitals to this Agreement.

“Vornado OP Contribution to Newco OP” has the meaning assigned to such term in Section 1.1 of the Vornado Disclosure Letter.

“Vornado OP Distribution of OP Units” has the meaning assigned to such term in Section 1.1 of the Vornado Disclosure Letter.

“Vornado Shares” has the meaning set forth in the recitals to this Agreement.

“Vornado Taint” means any violation of a covenant or any inaccuracy or falsity of a representation made by Vornado in Section 7.1, 7.3 or 7.5 of this Agreement.

“Vornado REIT” has the meaning assigned to such term in the Master Transaction Agreement.

SECTION 2.  Allocation of Taxes and Tax-Related Losses.

2.1                               Allocation of Taxes.  Except as provided in Section 2.2 (Allocation of Distribution Taxes) and subject to the allocation of Transfer Taxes pursuant to the Master Transaction Agreement, Taxes shall be allocated as follows:

(a)                                 Vornado shall be liable for and shall be allocated any Vornado Newco REIT Taxes.

(b)                                 Newco shall be liable for and shall be allocated any Taxes attributable to members of the Newco Group for any period other than Vornado Newco REIT Taxes.

(c)                                  Real Estate Taxes, whenever due, shall be borne and paid by the Party liable therefor under applicable Law and shall not be allocated pursuant to the other provisions of this Section 2. As a result, Vornado shall not be required to indemnify Newco on account of any Real Estate Taxes and Newco shall not be required to indemnify Vornado on account of any Real Estate Taxes.

(d)                                 To the extent Vornado is liable for Taxes under this Section 2.1, it shall indemnify Newco for such Taxes.  To the extent Newco is liable for Taxes under this Section 2.1, it shall indemnify Vornado for such Taxes.

2.2                               Allocation of Distribution Taxes.  Notwithstanding any other provision of this Agreement:

(a)                                 Newco shall indemnify and hold harmless each Vornado Indemnified Party from and against any liability of such party for:

(i)                                     Distribution Taxes to the extent such Distribution Taxes result from a Newco Taint, provided, however, that Newco shall have no obligation to indemnify any Vornado Indemnified Party hereunder if there has occurred, prior to such Newco Taint, a Vornado Taint from which such Distribution Taxes result; provided further, in the case Newco’s obligation to indemnify arises pursuant to the provision of this Section 2.2(a)(i) immediately before this further proviso, Vornado shall determine its REIT compliance requirements in its reasonable discretion and shall use commercially reasonable efforts to minimize Spin-Failure Related REIT Compliance Taxes,

(ii)                                  Any Taxes imposed on such party under Section 856(c)(7), 856(g)(5), 857(b)(3), 857(b)(5) or 4981 of the Code, as the result of accruing or receiving an amount required to be paid pursuant to Section 2.2(a)(i) or this Section 2.2(a)(ii) (including as a result of Newco failing to qualify as a REIT for any Post-Distribution Period), and

(iii)                               Any Indemnification-Receipt Related Corporate Taxes.

It is understood and agreed that, in determining the amounts payable under Sections 2.2(a)(ii) and 2.2(a)(iii) above, there shall be included all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by Vornado in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with liability that may arise to shareholders as a result of receiving or accruing an amount payable under this Section 2.2(a), and all reasonable costs and expenses associated with such payments.

(b)                                 Vornado shall indemnify and hold harmless each Newco Indemnified Party from and against any liability of such party for Distribution Taxes to the extent such Distribution Taxes result from a Vornado Taint, provided, however, that Vornado shall have no obligation to indemnify any Newco Indemnified Party hereunder if there has occurred, prior to such Vornado Taint, a Newco Taint from which such Distribution Taxes result.

2.3                               Tax Payments.  Each Company shall be liable for and shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company in accordance with Section 4 and the other applicable provisions of this Agreement.

2.4                               Closing of Tax Year.  Each member of the Newco Group shall, unless prohibited by applicable Tax Law, close its Tax Year on the Distribution Date for each applicable Tax.  If applicable Tax Law does not permit a member of the Newco Group to close its Tax Year on the Distribution Date or in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the Distribution Date, on the one hand, and (ii) to the period subsequent to the Distribution Date, on the other hand, by means of a closing of the books and records of such member of the Newco Group as of the close of the Distribution Date, provided that Taxes, exemptions, allowances or deductions that are calculated on a periodic basis shall be allocated between the period ending on the Distribution Date and the period after the Distribution Date in proportion to the number of days in each such period.

2.5                               Allocation of Tax Attributes.  Vornado shall consult with Newco in good faith and consider in good faith any comments provided by Newco with respect to the portion, if any, of any earnings and profits and other Tax attributes to be allocated to the Newco Group, and Vornado shall in good faith advise Newco in writing of the such portion, if any, which Vornado shall have determined shall be allocated or apportioned to the Newco Group under applicable Tax Law.  Newco and all members of the Newco Group shall prepare all Tax Returns in accordance with such written notice.  In the event that, as a result of a Final Determination, the allocation provided by Vornado is required to be adjusted in accordance with such Final Determination, Vornado shall promptly notify Newco in writing of such adjustment and Newco and all members of the Newco Group shall prepare all Tax Returns, from the date of such notification, in accordance with the adjusted amounts set forth in such notification.  For the avoidance of doubt, Vornado shall not be liable to Newco or any member of the Newco Group for any failure of any determination under this Section 2.5 to be accurate under applicable Tax Law.

SECTION 3.  Preparation and Filing of Tax Returns.

3.1                               Returns.

(a)                                 Tax Returns to be Prepared by Vornado.  Vornado shall be responsible for preparing and filing (or causing to be prepared and filed):

(i)                                     all Tax Returns which relate to one or more members of the Vornado Group for any Tax Year and

(ii)                                  all Tax Returns which relate to one or more members of the Newco Group for any Pre-Distribution Period or Straddle Period if such return includes a Tax for which Vornado is liable under Section 2.1(a), provided, however, that Newco shall furnish any relevant information, including pro-forma returns, disclosures, apportionment data and supporting schedules, relating to any member of the Newco Group necessary for completing any Tax Return for any Pre-Distribution Period or Straddle Period in a format suitable for inclusion in such return, and provided further, that Newco shall have the right to review and reasonably comment with respect to items on (x) such returns if and to the extent such items directly relate to a Tax for which Newco would be liable under

Section 2.1(b) or (y) such items could reasonably be expected to affect the qualification of Newco as a REIT for any Post-Distribution Period, such comments not to be unreasonably rejected.

(b)                                 Tax Returns to be Prepared by Newco.  Subject to Section 3.1(d), Newco shall be responsible for preparing and filing (or causing to be prepared and filed) all Tax Returns which relate to one or more members of the Newco Group and for which Vornado is not responsible under Section 3.1(a).

(c)                                  Agent.  Subject to the other applicable provisions of this Agreement (including, without limitation, Section 5), Newco irrevocably designates, and agrees to cause each member of the Newco Group to designate, Vornado as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Vornado may deem reasonably appropriate in matters relating to the preparation or filing of any Tax Return described in Section 3.1(a)(ii) (subject to Vornado complying with the “provided further” clause in such Section).

(d)                                 Tax Returns Relating to Distribution Taxes.  No member of the Newco Group shall file or caused to be filed any Tax Return which relates to matters involving Distribution Taxes without the consent of Vornado (which consent shall not be unreasonably withheld or delayed).  Notwithstanding anything in this Agreement to the contrary, Vornado shall not be liable for any Distribution Taxes under Section 2.2(b) to the extent such Distribution Taxes arise from a breach of this Section 3.1(d) by any member of the Newco Group.

(e)                                  Manner of Tax Return Preparation.  The Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, and, to the extent not inconsistent with this Agreement, the Tax Opinion Representation Letter and the Tax Opinion; except that if a Party asserts that such consistency is contrary to the requirements of applicable Law, the Parties shall cooperate in good faith to resolve such objection and, if the Parties shall be unable to resolve such objection, the dispute shall be resolved by a Tax Arbitrator, who shall be required to resolve the matter with reasonable promptness in light of the need for the timely filing of Tax Returns, with the costs and fees of hiring such Tax Arbitrator shared by the Parties in an equitable manner based on the resolution of the objection.  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.  Subject to the preceding sentences of this Section 3.1(e), Vornado shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return described in Section 3.1(a) to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) the elections that will be made on such Tax Return, (iv) whether any amended Tax Return(s) shall be filed, (v) whether any claim(s) for refund shall be made, (vi) whether any refund shall be paid by way of refund or credited against any liability for the related Tax, and (vii) whether to retain outside firms to prepare or review such Tax Returns (subject to Vornado complying with the “provided further” clause in Section 3.1(a)(ii) in respect of the Tax Returns described in Section 3.1(a)(ii)).

3.2                               Provision of Information.

(a)                                 Vornado shall provide to Newco, and Newco shall provide to Vornado, any information about members of the Vornado Group or the Newco Group, respectively, that the Preparer reasonably requires to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 and to properly and timely file all such Tax Returns.

(b)                                 If a member of the Newco Group supplies information to a member of the Vornado Group, or a member of the Vornado Group supplies information to a member of the Newco Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.3                               Special Rules Relating to the Preparation of Tax Returns.  All Tax Returns that include any members of the Newco Group or Vornado Group shall be prepared in a manner that is consistent with the Tax Opinion Representation Letter and the Tax Opinion.  Except as otherwise set forth in this Agreement, all Tax Returns for which Vornado is responsible under Section 3.1(a) shall be prepared (x) in accordance with elections, Tax accounting methods and other practices used with respect to such Tax Returns filed prior to the Distribution Date (unless such past practices are not permissible under applicable law), or (y) to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in accordance with reasonable practices selected by Vornado, provided such practices would not adversely affect the qualification of Newco as a REIT for any Post-Distribution Period.

3.4                               Refunds, Credits or Offsets.

(a)                                 Any refunds, credits or offsets with respect to Taxes allocated to, and actually paid by, Vornado (or actually paid, at whatever time, by any entity that was a Subsidiary of Vornado during any period up to and including the Distribution Date) pursuant to this Agreement shall be for the account of Vornado.  Any refunds, credits or offsets with respect to Taxes not allocated to Vornado pursuant to the preceding sentence shall be for the account of Newco.  For the avoidance of doubt, consistent with Section 2.1(d), any refunds, credits, or offsets with respect to Real Estate Taxes shall belong to the Party entitled thereto under applicable Law and shall not otherwise be allocated pursuant to this Section 3.4.

(b)                                 Vornado shall forward to Newco, or reimburse Newco for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any reasonable expenses incurred in connection therewith, that are for the account of Newco within fifteen (15) Business Days from receipt thereof by Vornado.  Newco shall forward to Vornado, or reimburse Vornado for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any reasonable expenses incurred in connection therewith, that are for the account of Vornado within fifteen (15) Business Days from receipt thereof by Newco.  If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.4 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

3.5                               Carrybacks.  To the extent permitted under applicable Tax Laws, the Newco Group shall make the appropriate elections in respect of any Tax Returns to waive any option to carry back any net operating loss, any credits or any similar item from a Post-Distribution Period to any Pre-Distribution Period or to any Straddle Period.  Any refund of or credit for Taxes resulting from any such carryback by a member of the Newco Group that cannot be waived shall be payable to Newco net of any Taxes incurred with respect to the receipt or accrual thereof and any reasonable expenses incurred in connection therewith.

3.6                               Amended Returns.  Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the Newco Group may be made (or be caused to be made) only by the Company responsible for preparing the original Tax Return with respect to such member pursuant to Section 3.1(a) (and, for the avoidance of doubt, subject to the same review and comment rights set forth in Section 3.1(a), to the extent applicable).  Such Company shall not, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, such other Company for any Tax Year (or portion thereof).

SECTION 4.  Tax Payments.

4.1                               Payment of Taxes to Tax Authority.  Vornado shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a), and Newco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(b).

4.2                               Indemnification Payments.

(a)                                 Tax Payments Made by the Vornado Group.  If any Vornado Indemnified Party is required to make a payment to a Tax Authority for Taxes allocated to Newco under this Agreement, Newco will pay the amount of Taxes allocated to it to Vornado not later than the later of (i) ten (10) Business Days after receiving notification requesting such amount, and (ii) one (1) Business Day prior to the date such payment is required to be made to such Tax Authority.

(b)                                 Tax Payments Made by the Newco Group.  If any Newco Indemnified Party is required to make a payment to a Tax Authority for Taxes allocated to Vornado under this Agreement, Vornado will pay the amount of Taxes allocated to it to Newco not later than the later of (i) ten (10) Business Days after receiving notification requesting such amount, and (ii) one (1) Business Day prior to the date such payment is required to be made to such Tax Authority.

4.3                               Interest on Late Payments.  Any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the rate specified for late payments in the Separation and Distribution Agreement or, if higher and if with respect to a payment to indemnify for a Tax to which the “large corporate underpayment” provision within the meaning of Section 6621(c) of the Code applies, such interest rate that would be applicable at such time to such “large corporate underpayment.”

4.4                               Tax Consequences of Payments and Adjustments.  For all Tax purposes, the Parties hereto shall treat (i) any payment made pursuant to this Agreement (other than payments representing interest) as either a contribution by the relevant entity or a distribution by the relevant entity (or as adjustments to such contribution or distribution) occurring immediately prior to the Vornado OP Contribution to Newco OP, the Vornado OP Distribution of OP Units, the Vornado Contribution of OP Units or the Vornado Distribution, as the case may be, or as a payment of an assumed or retained liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.  If the receipt or accrual of any indemnity payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income.  For the avoidance of doubt, any liability for Taxes due to an increase in taxable income described in the immediately preceding sentence shall be governed by this Section 4.4 and not by Section 2.1.  To the extent that Taxes for which any Party hereto (the “Indemnifying Party”) is required to pay an Indemnified Party pursuant to this Agreement  (i) may be deducted or credited in determining the amount of any other Taxes required to be paid by the Indemnified Party (for example, state Taxes which are permitted to be deducted in determining federal Taxes) or (ii) reduces the amount required to be distributed by the Indemnified Party under Section 857(a), the amount of any payment made to the Indemnified Party by the Indemnifying Party shall be decreased by taking into account, in the case of (i), any resulting reduction in other Taxes actually realized by the Indemnified Party and, in the case of (ii), the reduction of the amount actually distributed by the Indemnified Party (determined pursuant to the Distribution Comparison Analysis).  If such a reduction in Taxes or reduction of such amount required to be so distributed of the Indemnified Party occurs following the payment made to the Indemnified Party with respect to the relevant indemnified Taxes, the Indemnified Party shall promptly repay the Indemnifying Party the amount of such reduction when actually realized.  If the Tax Benefit arising from the foregoing reduction of Taxes or the reduction of such amount so required to be distributed described in this Section 4.4 is subsequently decreased or eliminated, then the Indemnifying Party shall promptly pay the Indemnified Party the amount of the decrease in such Tax Benefit or such reduction, as applicable.  If an adjustment to the liability for Taxes for which one Party or any of its Subsidiaries is responsible hereunder (i) gives rise to a Tax Benefit to the other Party or any of its Subsidiaries or (ii) reduces the amount required to be distributed by such other Party under Section 857(a), including, in each case, as a result of an election set forth in Section 4.5, such latter Party shall, on an annual basis, pay such former Party, in the case of (i), any resulting reduction in Taxes actually realized by such latter Party as a result of such Tax Benefit and, in the case of (ii), the reduction of the amount actually distributed by the Indemnified Party (determined pursuant to the Distribution Comparison Analysis).

4.5                               Section 336(e) Election.   The Parties agree that (i) Vornado and Newco shall enter into a written, binding agreement and (ii) Vornado shall timely make a protective election under Section 336(e) of the Code (and any similar provision of any Local Tax Law) and Treasury Regulation Section 1.336-2(j) (a “Protective Section 336(e) Election”) with respect to the Vornado Distribution, in each case, in accordance with Treasury Regulation Section 1.336-2(h).  Vornado shall timely file such forms as may be contemplated by applicable Tax Law or administrative practice to effect such Protective Section 336(e) Election.  To the extent, pursuant to a Final Determination, the Vornado Distribution constitutes a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), the Parties shall not, and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Protective Section 336(e) Election, except as may be required pursuant to a Final Determination.

SECTION 5.  Cooperation and Tax Contests.

5.1                               Cooperation.  In addition to the obligations enumerated in Sections 3.2 and 5.4, Vornado and Newco will cooperate (and cause their respective Subsidiaries and Representatives to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries or Representatives) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2                               Notices of Tax Contests.  Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may reasonably be expected to be indemnified by such other Company hereunder or (ii) Tax Items that may reasonably be expected to affect the amount or treatment of Tax Items of such other Company.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

5.3                               Control of Tax Contests.

(a)                                 Controlling Party.  Subject to the limitations set forth in Sections 5.3(b) and 5.3(c), each Preparer (or the appropriate member of its Group) shall be the Controlling Party with respect to any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement, in which case any Non-Preparer that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.”  Notwithstanding the immediately preceding sentence, if a Non-Preparer (x) acknowledges to the Preparer in writing its full liability under this Agreement to indemnify for any Tax, and (y) provides to the Preparer evidence (that is satisfactory to the Preparer as determined in the Preparer’s reasonable discretion) of the Non-Preparer’s financial readiness and capacity to make such indemnity payment, then thereafter with respect to the Tax Contest relating solely to such Tax the Non-Preparer shall be the Controlling Party (subject to Section 5.3(b)) and the Preparer shall be treated as the Non-Controlling Party.

(b)                                 Non-Controlling Party Participation Rights.  With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest (x) that relates to the REIT qualification of the Non-Controlling Party or a Subsidiary thereof that has elected to be treated as a REIT or (y) that relates to Distribution Taxes,  without (in each case) the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)                                  Vornado Control in Tax Contests Relating to Distribution Taxes and the Tax-Free Status.  Notwithstanding paragraphs (a) and (b) of this Section 5.3, Vornado shall be the Controlling Party with respect to (i) any Tax Contest involving Distribution Taxes, and (ii) any Tax Contest involving the qualification of the Vornado Contribution of OP Units and the Vornado Distribution for the Tax-Free Status.

5.4                               Cooperation Regarding Tax Contests.  The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party to handle, participate in, defend, settle or contest the Tax Contest.  At the request of any Party, the other Party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest.  Newco shall assist Vornado, and Vornado shall assist Newco, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority.  The Indemnifying Party shall reimburse the Indemnified Party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.4.

SECTION 6.  Tax Records.

6.1                               Retention of Tax Records.  Each of Vornado and Newco shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) seven years after the Distribution Date.

6.2                               Access to Tax Records.  Newco shall make available, and cause its Subsidiaries to make available, to members of the Vornado Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Vornado Group or with respect to any Tax Contest with respect to such return.  Vornado shall make available, and cause its Subsidiaries to make available, to members of the Newco Group for inspection and copying the portion of any Tax Record in their possession that relates to (i) a Vornado Included Interest and (ii) is reasonably necessary for the preparation of a Tax Return by a member of the Newco Group or with respect to any Tax Contest with respect to such return; provided, however, that, for the avoidance of doubt, this provision shall not require Vornado to furnish any information pertaining to the status or qualification of Vornado as a REIT or the compliance of any activities or assets of Vornado that are not Vornado Included Interests with applicable REIT requirements.

6.3                               Confidentiality.  Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority.  Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent that such information or document (i) is previously known to or in the possession of the other Party (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

SECTION 7.  Representations and Covenants.

7.1                               Covenants of Vornado and Newco.

(a)                                 Vornado hereby covenants that, to the fullest extent permissible under United States federal income and state Tax Laws, it will, and will cause the members of the Vornado Group to, treat the applicable Transactions in accordance with the Agreed Treatment.  Newco hereby covenants that, to the fullest extent permissible under United States federal income and state Tax Laws, it will, and will cause each Subsidiary of Newco to, treat the applicable Transactions in accordance with the Agreed Treatment.

(b)                                 Vornado further covenants that, as of and following the date hereof, Vornado shall not and shall cause the members of the Vornado Group not to take any action that (or fail to take any action the omission of which) would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment or Newco qualifying as a REIT at the time of the Vornado Distribution or for any Pre-Distribution Period.  Newco further covenants that, as of and following the date hereof, Newco shall not and shall cause the members of the Newco Group not to take any action that (or fail to take any action the omission of which) would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment or Newco qualifying as a REIT at the time of the Vornado Distribution or for any Post-Distribution Period.

7.2                               Covenants of Newco.  Without limiting the generality of the provisions of Section 7.1, Newco, on behalf of itself and each member of the Newco Group, agrees and covenants that Newco and each member of the Newco Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in Newco’s ceasing to be engaged in the active conduct of the Newco Business within the meaning of Section 355(b)(2)(A) of the Code, (ii) redeem or otherwise repurchase (directly or indirectly) any of Newco’s outstanding stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (iii) vary the relative voting rights of separate classes of Newco’s stock or convert one class of Newco’s stock into another class of its stock, (iv) liquidate or partially liquidate Newco, (v) merge or consolidate Newco with any other corporation, (vi) sell or otherwise dispose of the assets of Newco and its Subsidiaries, or take any other action or actions if such sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing thirty percent (30%) or more of the fair market value of the assets of the Newco Group, not taking into account any Excepted Disposals, or (vii) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Newco representing a Fifty-Percent Equity Interest in Newco, other than a Permitted Acquisition.   Newco covenants that so long as it qualifies as a REIT at the time of the Vornado Distribution (determined as if the taxable year of Newco ended at such time), it will qualify as a REIT for the taxable year in which the Vornado Distribution occurs so long as Section 856(c)(8) of the Code does not apply.

7.3                               Covenants of Vornado.  Without limiting the generality of the provisions of Section 7.1, Vornado, on behalf of itself and each member of the Vornado Group, agrees and covenants that Vornado and each member of the Vornado Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in Vornado’s ceasing to be engaged in the active conduct of the Vornado Business within the meaning of

Section 355(b)(2)(A) of the Code, (ii) redeem or otherwise repurchase (directly or indirectly) any of Vornado’s outstanding stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (iii) vary the relative voting rights of separate classes of Vornado’s stock or convert one class of Vornado’s stock into another class of its stock, (iv) liquidate or partially liquidate Vornado, (v) merge or consolidate Vornado with any other corporation, (vi) sell or otherwise dispose of (other than in the ordinary course of business) the assets of Vornado and its Subsidiaries, or take any other action or actions if such sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing fifty percent (50%) or more of the fair market value of the assets of the Vornado Group, or (vii) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Vornado representing a Fifty-Percent Equity Interest in Vornado.  Vornado further covenants that (i) it qualifies and will qualify as a REIT for its taxable year that includes the date of the Vornado Distribution and at all times during the two years thereafter and (ii) from the time of the effective date of its REIT election, Newco has qualified as a REIT and will continue to qualify as a REIT to the time of the Vornado Distribution (determined as if the taxable year of Newco ended at such time).

7.4                               Newco Further Assurances.  Newco represents that it knows of no facts that are not known to Vornado and would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment. Newco further represents that, in reliance on the covenant set forth in Section 7.3, from the time of the effective date of its REIT election to the date of this Agreement, it has qualified as a REIT and that it has no intention, and knows no facts which would cause it, not to so qualify hereafter.  Newco further covenants that, based on and subject to the covenant of Vornado set forth in Section 7.3, it qualifies and will qualify as a REIT for its entire taxable year that includes the date of the Vornado Distribution and through the end of the Applicable Year.

7.5                               Vornado Further Assurances.  Vornado represents that it knows of no facts that would be inconsistent with the Transactions qualifying for the Agreed Treatment.  Vornado further represents that, from the time of its formation to the date of this Agreement, it has qualified as a REIT and that it has no intention, and knows no facts which would cause it, not to so qualify hereafter.  Vornado further covenants that it qualifies and will qualify as a REIT for its entire taxable year that includes the date of the Vornado Distribution and through the end of the Applicable Year.

7.6                               Notices and Exceptions.

(a)                                 If Newco or any of its Subsidiaries determines that it desires to take a Restricted Action, Newco shall notify Vornado of this fact in writing.  Nonetheless, Newco or any of its Subsidiaries may take a Restricted Action if Vornado consents in writing to such Restricted Action, or if Newco provides Vornado with Satisfactory Guidance concluding that such Restricted Action will not alter the Tax-Free Status of the Vornado Contribution of OP Units and the Vornado Distribution in respect of Vornado or Vornado’s shareholders.

(b)           Newco and each of its Subsidiaries agree that Vornado and each Vornado Indemnified Party are to have no liability for any Tax resulting from any Restricted Actions permitted pursuant to this Section 7.8 and, subject to Section 2.2, agree to indemnify and hold harmless each Vornado Indemnified Party against any such Tax.  Newco shall bear all costs incurred by it, and all reasonable costs incurred by Vornado, in connection with requesting and/or obtaining any Satisfactory Guidance.

(c)           Newco shall promptly notify Vornado in the event that Newco has knowledge that any of the representations made in Section 7.4 is false.

(d)           Vornado shall promptly notify Newco in the event that Vornado has knowledge that any of the representations made in Section 7.5 is false.

(e)           If Newco or any of its Subsidiaries proposes to enter into any Acquisition Transaction Requiring Notice or, to the extent Newco has the right to prohibit any Acquisition Transaction Requiring Notice, proposes to permit any Acquisition Transaction Requiring Notice to occur, in each case, during the Restriction Period, Newco shall provide Vornado no later than ten (10) days before the signing of any written agreement with respect to any Acquisition Transaction Requiring Notice, with a written description of such transaction (including the type and amount of Equity Interests in Newco or any Subsidiary of Newco that are the subject of such transaction).

7.7          Relief.

(a)           For the avoidance of doubt, Vornado shall have the right to seek injunctive relief to prevent Newco or any of its Subsidiaries from taking any action that is not consistent with the covenants of Newco or any of its Subsidiaries under Section 7.1 or 7.2.

(b)           Nothing in this Agreement shall be construed to give any Newco Indemnified Party any right to remedies other than indemnification for any increase in the actual Tax liability (and/or decrease in Tax Benefit) of such Newco Indemnified Party that results from Vornado Group’s failure to comply with the covenants in made in Section 7.1 or 7.3.

7.8          Operating Rules.  For the avoidance of doubt, for purposes of Sections 7.2 and 7.3, (i) any arrangement whereby a Person that is a corporation has the right to satisfy an obligation to purchase property by delivering either cash or its own stock shall be treated as an arrangement to which Treasury Regulations Section 1.355-7(e) applies, (ii) the acquisitions of Newco Shares and units of Newco OP pursuant to the Combination Transactions (as that term is defined in the Master Transaction Agreement) are taken into account in determining whether one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Newco representing a Fifty-Percent Equity Interest in Newco, (iii) the issuance of any compensatory stock or compensatory stock options, the issuance of any stock pursuant to any equity award, compensatory option, or restricted stock unit, or the repurchase of any restricted stock, if such issuance or repurchase satisfies the conditions of Treasury Regulation Section 1.355-7(d)(8)(i), shall not be taken into account, and (iv) the issuance of stock to a retirement plan qualified under Section 401(a) or 403(a) of the Code in a transaction that satisfies the requirements of Treasury Regulation Section 1.355-7(d)(9) shall not be taken into account; provided, however, that, for the avoidance of doubt, in the case of clauses (i) and (ii) of this Section 7.8, the issuance by Newco of Newco Shares in exchange for OP Units which OP Units have been taken into account for purposes of determining whether one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock or equity securities of Newco representing a Fifty-Percent Equity Interest in Newco shall not be taken into account duplicatively for such purposes.

7.9          REIT Certificates.  On each of the first three anniversaries of the Vornado Distribution,

(a)           Newco will deliver to Vornado a written opinion of an Expert Law Firm, dated as of such date and in form and substance reasonably satisfactory to Vornado and in reliance on the tax opinions described in Sections 7.3(e)(i) and 7.3(e)(iii) of the Master Transaction Agreement (relating to the REIT qualification of the Vornado REITs and Vornado, respectively), to the effect that, commencing with Newco’s  taxable year in which the Vornado Distribution occurs, Newco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Newco to meet, through the date of such opinion, and its proposed method of operation will enable Newco to continue to meet, the requirements for qualification and taxation as a REIT under the Code, which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions) and (ii) be based on customary representations contained in an officer’s certificate from Newco (including Reasonable Cause Exceptions); and

(b)           Vornado will deliver to Newco a written opinion of an Expert Law Firm, dated as of such date and in form and substance reasonably satisfactory to Newco and upon which Newco and its REIT counsel shall be entitled to rely for future opinions, to the effect that, commencing with Vornado’s first taxable year with respect to which Vornado made an election pursuant to Section 856(c)(1) of the Code to be taxed as a REIT, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Vornado to meet, through the date of such opinion, and its proposed method of operation will enable Vornado to continue to meet, the requirements for qualification and taxation as a REIT under the Code, which opinion will (i) be subject to customary exceptions, assumptions and qualifications (including Reasonable Cause Exceptions)  and (ii) be based on customary representations contained in an officer’s certificate from Vornado (including Reasonable Cause Exceptions), executed by an officer with the knowledge necessary to make the representations contained therein.

SECTION 8.  General Provisions.

8.1          Predecessors or Successors.  Any reference to Vornado, Newco, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations

Section 301.7701-3) of Vornado, Newco, such Person, or such Subsidiary, respectively, including within the meaning of Section 355(e)(4)(D) of the Code and the Treasury Regulations promulgated thereunder.  For the avoidance of doubt, no member of the Vornado Group shall be deemed to be a predecessor or successor of Newco and no member of the Newco Group shall be deemed to be a predecessor or successor of Vornado.

8.2          Construction.  This Agreement and so much of the Separation and Distribution Agreement as relates to the subject matter hereof shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.3          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.4          Notices.  All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to Vornado, to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention:	Secretary and General Counsel
E-mail:	arice@vno.com

with a copy (until 12:01 a.m., Eastern time, on the Distribution Date) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	William G. Farrar
Facsimile:	(212) 558-3588

If to Newco, to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention:	Secretary and General Counsel
E-mail:	arice@vno.com

with a copy (until 12:01 a.m., Eastern time, on the Distribution Date) to:

JBG Properties Inc.
4445 Willard Avenue, Suite 400
Chevy Chase, Maryland 20815
Attention:	W. Matthew Kelly
E-mail:	mkelly@jbg.com

8.5          Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

8.6          Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section 7, if applicable, either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

8.7          Successors and Assigns.  The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.8          Change in Law.  Any reference to a provision of the Code, the Treasury Regulations or any other Tax Law shall include a reference to any applicable successor provision or law.

8.9          Authorization, Etc.  Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

8.10        Termination.  Notwithstanding any provision to the contrary, in the event that the Master Transaction Agreement is terminated prior to the Closing, this Agreement shall terminate and be of no further force and effect.  In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.  After the Vornado Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

8.11        Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

8.12        Third-Party Beneficiaries.  Except with respect to Vornado Indemnified Parties and Newco Indemnified Parties, and in each case, only where and as indicated herein, this Agreement is solely for the benefit of the Parties and their respective Subsidiaries and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.  Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Newco Indemnified Parties any rights or remedies against Newco hereunder, and this Agreement is not intended to confer upon any Vornado Indemnified Parties any rights or remedies against Vornado hereunder.

8.13        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

8.14        Waiver of Jury Trial.  The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

8.15        Severability.  In the event any one or more of the provisions contained in this Agreement were to be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.16        Waiver.  The Parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver.  A party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

8.17        No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.  Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

8.18        No Strict Construction; Interpretation.

(a)           Each of Vornado and Newco acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

(b)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

VORNADO REALTY TRUST

By:
Name:
Title:

JBG SMITH PROPERTIES

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]